Exhibit 4.3

CONSULTING SERVICES AGREEMENT

MADE effective as of this 1st day of February, 2006

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BETWEEN:

Pediment Exploration Ltd. a corporation having an office at #800-850 West Hastings Street Vancouver, B.C.

V6C 1E1

(herein called the "Company")

AND:

GARY FREEMAN of #903 –1485 West 6th Avenue, Vancouver, British Columbia, V6H 4G1

(herein called the "Consultant")

WHEREAS the Company wishes to retain the services of the Consultant and the Consultant wishes to provide such on the terms and conditions contained herein;

THEREFORE in consideration of the premises and covenants herein made by each party hereto to the other, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

1.	Services. The Consultant shall provide to the Company Vice President management and administrative services and such other services (the "Services") as may be incidental to the foregoing, and as may be otherwise reasonably requested by the President of the Company from time to time.

2.	Time Obligations. The Consultant shall devote sufficient time and attention during normal working hours to perform the Services hereunder, and shall use his reasonable best efforts to make himself available at such time or times as may be requested by the Company.

3.	Reporting. The Consultant shall report directly to and take instructions from the President of the Company and such other persons as the President may designate from time to time, as required and shall act consistently with the lawful directions and policies of the Board of Directors of the Company in effect from time to time.

4.	Cash Compensation. The Company shall pay the Consultant Cdn$8,000.00 per month plus applicable taxes. Payments shall be made in arrears on the last day of every month. In the event that Services are rendered for a partial month, compensation for that month will be pro-rated in accordance with the number of business days for which Services are rendered divided by the number of business days in that month. Should the duties of the Consultant increase, the cash compensation, subject to Board approval, will be amended accordingly

5.	Options. The next time the Company grants a series of options to its directors, officers, employees and consultants, the Company shall grant the Consultant an incentive stock option (the "Option") to acquire 400,000 common shares in the capital of the Company in any one given year

Vector

at an exercise price per common share to be determined in accordance with the Policies of the TSX Venture Exchange, exercisable for a period of five (5) years from the date on which the Options are granted. The Options shall be subject to the terms and conditions of the Company's incentive stock option plan, as amended from time to time, including but not limited to provisions with respect to vesting to be determined by the Board of Directors and the termination of the Option. In connection with the following, the Consultant further represents and warrants to the Company that it:

(a)	provides bona fide ongoing consulting, technical, management or other services to the Company, other than services provided in relation to a distribution;

(b)	spends a significant amount of time and attention on the business and affairs of the Company; and

(c)	has a relationship with the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

6.	Expenses. The Company shall be solely responsible for all of the Consultant’s customary reasonable overhead directly related to services performed on behalf of the Company, including but not limited to rent, office equipment, office supplies and any employees, consultants, agents and advisors employed by the Consultant. The Company shall further be responsible for all other expenses ("Other Expenses") incurred by him in connection with this Agreement, including but not limited to travel, cellular phone, Stockwatch service, courier and postage expenses in connection with the carrying out of his duties hereunder for the Company

7.	Term. Subject to earlier termination, this Agreement shall have a term (the "Term") commencing on the date hereof and expiring on January 30, 2007 (the "Expiry Date").

8.	Termination.

(a) The Company and the Consultant understand and agree that the retainer of the Consultant pursuant to this Agreement may be terminated in the following manner in the circumstances as stipulated below:

(i) by the Consultant, at any time, for any reason, without cause or entitlement to termination fees, upon 30 days written notice to the Company; and

(ii) by the Company for cause, at any time, in the event of the failure by the Consultant to comply with any of the provisions hereunder, upon the Consultant, in which event the Consultant shall not be entitled to receive any fees, bonus or termination fee for any period after the effective date of the termination; and

(iii) by the Company, at any time, without cause or reason, by written notice (the "Termination Notice") to the Consultant.

(b) If the Company terminates this Agreement pursuant to paragraph 8(a)(iii) above the Company shall pay the Consultant all compensation due to him under the terms of this Agreement accruing for the balance of the Term to the date of the Expiry Date within ten (10) business days from the date of the Termination Notice.

9.	Relationship. The relationship of the Consultant with the Company in this Agreement is that of independent contractor. No agent, employee or servant of the Consultant is or shall be deemed an employee, agent or servant of the Company. The Consultant is solely and entirely responsible for

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the acts of his employees, agents, servants, contractors and sub-contractors in connection with the performance of this Agreement. Benefits provided by the Company to its employees shall not be provided by the Company to the Consultant or to the Consultant's employees, agents or servants. No deductions will be made by the Company for the Consultant's fees in respect of income taxes, Canada Pension Plan contributions, employment insurance premiums and provincial health care premiums or any other benefits or levies, all of which remain as applicable, the sole responsibility of the Contractor. Should the CRA deem the Consultant to be an employee, and the Company be required to pay to the CRA back taxes on behalf of the Consultant the Consultant shall reimburse the Company for such payments and the Company shall be allowed to deduct such payments from any and all amounts owing to the Consultant by the Company or its subsidiaries.

10.	Confidentiality. The Consultant agrees that all information disclosed to him about the Company and its business which has not been generally disclosed ("Confidential Information"), including but not limited to information relating to the Company's business, assets, properties, products, services, customers, suppliers, technology, processes, know-how, intellectual property and financial affairs, are the sole property of the Company. The Consultant will not, directly or indirectly, disseminate, disclose or otherwise use or assert any right or claim of any nature or kind to any such Confidential Information, or otherwise acquiesce to or otherwise permit any third party from doing any of the foregoing. In the event of any breach, or threatened breach, of the terms of this section 10, the Company shall be entitled to an injunction restraining the Consultant or any other party or parties that have committed or are about to commit such breach without showing or proving any actual damage sustained by the Company.

11.	Indemnity. The Consultant hereby agrees to indemnify, defend and hold harmless the Company, and its directors, officers, employees, servants and agents, from and against any and all actions, claims, demands, liabilities, losses, judgments and awards, and any costs and expenses thereof or related thereto (including legal fees), arising directly or indirectly, in whole or in part, out of the negligence or any wilful act or omission of the Consultant, his agents, employees, consultants and advisors in connection with the matters contained herein, whether within or beyond the scope of its duties or authorities hereunder. The provisions of this section shall survive termination of this Agreement.

12.	Notice.

	(a)	Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified on the first page hereof. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or if telecopied, on the business day following the date of transmission.

	(b)	Either party may at any time and from time to time notify the other party in writing of a change or address and the new address to which notice shall be given to it thereafter until further change.

13.	General.

	(a)	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. The parties hereto shall do all such acts and further things as may be required to implement the intent of this Agreement.

	(b)	This Agreement shall enure to the benefit of and be binding upon the parties hereto and as applicable, their respective heirs, legal personal representatives, successors and permitted assigns.

	(c)	This Agreement may not be assigned by either party without the prior written consent of the other party.

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(d) No amendment or waiver of any provision hereof shall be effective unless in writing. No waiver of any particular provision will constitute a waiver of any other provision or constitute a continuing waiver unless otherwise expressly provided.

(e) If any provision of this Agreement shall be deemed by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall remain in full force and effect.

(f) This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, notwithstanding any conflict of laws rules or principles. Each party irrevocably submits to the exclusive jurisdiction of the courts of British Columbia with respect to any dispute or other matter in respect of this Agreement.

(g) This Agreement may be signed in counterparts and delivered by facsimile or photocopy, and any such counterparts and facsimiles or photocopies shall be deemed to be originals and, when taken together, shall be deemed to constitute one and the same instrument bearing the date set forth above notwithstanding the actual date of execution.

IN WITNESS WHEREOF the parties hereto have executed this instrument as of the day and year first above written.

Pediment Exploration Ltd.

per: ______________________

Authorized Signatory

Signed by **GARY FREEMAN** in the presence of:

____

Witness Signature

____

Print Name

____

Address

____

Occupation

____

GARY FREEMAN